The information in this preliminary prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.4

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE
RIGHTS OFFERINGS]1

SUBJECT TO COMPLETION, DATED [           ], 20[  ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(to Prospectus dated [           ], 20[  ])

[    ] Shares of [    ]

Harris & Harris Group, Inc.

Up to [    ] Shares of Common Stock
Issuable Upon Exercise of Rights

Harris & Harris Group, Inc.®, is an internally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940 (the “1940 Act”). For tax purposes, we have elected to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We focus on making investments in transformative companies enabled by disruptive science, particularly ones that are enabled by BIOLOGY+. We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. Our investment objective is to achieve long-term capital appreciation by making venture capital investments. We define venture capital investments as the money and resources made available to privately held and publicly traded small businesses that we believe have exceptional growth potential. Our investment approach is comprised of an examination of available opportunities, thorough due diligence and close involvement with and assistance provided to management of our portfolio companies. We are overseen by our Board of Directors and managed by our officers and have no external investment adviser.

Our common stock is traded on the Nasdaq Global Market under the symbol “TINY.” On [           ], 20[  ], the last reported sales price on the NASDAQ Global Market for our common stock was $[    ] per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. The net asset value per share of our common stock as of [           ], 20[  ] was $[    ].

We are issuing [transferable/non-transferable] rights, or the rights, to our stockholders of record, or record date stockholders, as of [    ] p.m., [    ] time, on [           ], 20[  ], or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to [    ] shares of our common stock. Record date stockholders will receive one right for each share of common stock owned on the record date. The rights entitle the holder to purchase one new share of common stock for every [    ] rights held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights]. [In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by [    ] p.m., [    ] time, on [           ], 20[  ], the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. As a result of this offering, you may experience dilution or accretion of the aggregate net asset value of your shares of common stock depending upon whether the net asset value per share of common stock is above or below the subscription price on the expiration date. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

An investment in our common stock is subject to risks and involves a heightened risk of total loss of investment. As of [           ], 20[  ], our shares traded at a discount to our net asset value per share, which discount may be increased if and when certain of our portfolio companies complete initial public offerings. In general, shares of closed-end investment companies, including BDCs, such as our company, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

In part as a result of adverse economic conditions and increasing pressure within the financial sector of which we are a part, our common stock traded below our net asset value per share during some periods in 2010 and consistently throughout 2011 through 201[ ]. Our common stock may continue to trade at a discount to net asset value in the future. As of [           ], 20[  ], our net asset value was $[    ] per share. Assuming a public offering price of $[    ] per share, the last reported sales price for our common stock on the NASDAQ Global Market on [           ], 20[  ], purchasers in this offering will experience immediate and substantial dilution in net asset value of approximately $[    ] per share based upon our net asset value per share as of [           ], 20[  ]. See “Dilution” for more information.

In addition, the companies in which we invest are subject to special risks. For example, a substantial portion of our portfolio consists of investments in preferred stock and bridge loans that are not rated by rating agencies and would likely be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Supplementary Risk Factors” beginning on page S-10 of this prospectus supplement and “Risk Factors” on page 17 of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our common stock.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing in our common stock and keep each for future reference. We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). This information will be available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains information about us.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. Prospective investors should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the respective date of each. Our business, financial condition, results of operations and prospects may have changed since those dates.

	Per Share		Total(4)
Estimated Subscription Price(1)	$	[ ]	$	[ ]
Estimated Sales Load (Underwriting Discounts and Commissions) [(2)](3)	$	[ ]	$	[ ]
Proceeds to Harris & Harris Group (before expenses)(1)(3)	$	[ ]	$	[ ]

(1)	Estimated on the basis of [describe means of computing subscription price]. See “The Offer — Subscription Price.”
[(2)	In connection with this offering, [ ], the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to [ ]% of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].]
(3)	We estimate that we will incur offering expenses of approximately $[ ] in connection with this offering. We estimate that net proceeds to us after expenses will be $[ ] assuming all of the rights are exercised at the estimated subscription price.
(4)	Assumes all rights are exercised at the estimated subscription price.

Prospectus Supplement dated [           ], 20[  ].

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is the prospectus supplement, which describes the terms of this offering of [transferable/non-transferable] rights to our stockholders of record and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. In particular, this prospectus supplement includes updated risk factors, financial data, portfolio holdings and their respective valuations, and other disclosure that is tailored to address the pertinent market and other conditions that are currently prevalent. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Supplementary Risk Factors” included in this prospectus supplement and “Available Information” and “Risk Factors” in the accompanying prospectus before investing in our rights.

You should rely on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with different information or to make representations as to matters not stated in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the respective front cover of this prospectus supplement and the accompanying prospectus. We will amend or supplement this prospectus supplement and the accompanying prospectus in the event of any material change to the information contained herein during the distribution period.

SUMMARY

The following summary contains basic information about the offering pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the securities we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus and any updates or additions to those sections included in this prospectus supplement.

Except where the context suggests otherwise, the terms “Harris & Harris,” “Company,” “us,” “our” and “we” refer to Harris & Harris Group, Inc.® “Harris & Harris Group, Inc.” is a registered service mark. This prospectus supplement and the accompanying prospectus also include trademarks owned by other persons.

Overview

We are an internally managed non-diversified closed-end venture capital company that builds transformative companies from disruptive science. We have elected to be regulated as a BDC under the 1940 Act. For tax purposes, we have elected to be treated as a RIC under Subchapter M of the Code. We were incorporated under the laws of the state of New York in August 1981. Our investment objective is to achieve long-term capital appreciation by making venture capital investments. Generation of current income is a secondary objective. We define venture capital investments as the money and resources made available to privately held and publicly traded small businesses that we believe have exceptional growth potential. Our investment approach is comprised of a patient examination of available opportunities, thorough due diligence and close involvement with management of our portfolio companies. As a venture capital company, we invest in and offer managerial assistance to our portfolio companies, many of which, in our opinion, have significant potential for growth. We are overseen by our Board of Directors and managed by our officers and have no external investment adviser.

Our business model is simple. We help build transformative companies by being the first investors, building value in these companies over a multi-year period, realizing returns from our investments through acquisitions or initial public offerings (“IPOs”), and reinvesting some of the returns on our investments into new portfolio companies that can drive future growth. We believe our evergreen structure is a competitive advantage over traditional, time-limited venture capital private partnerships as most of those entities do not have permanent capital to invest in portfolio companies. We believe we are a unique company with our focus on being actively involved investors in the formation and building of early-stage companies founded on disruptive science as a liquid, publicly traded company.

Our investment focus has two primary characteristics: (1) we found, incubate and help build transformative companies from disruptive science and (2) we focus on BIOLOGY+ companies. We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. We focus on this intersection because we believe interdisciplinary innovation will be required in order to address many of the life science challenges of the future. As of [           ], 201[ ], [    ]% of the value of our venture capital portfolio is invested in BIOLOGY+ companies. Since 2008, more than 80% of our initial investments have been in BIOLOGY+ companies. Our focus on BIOLOGY+ is not a fundamental policy, and we will not be required to give notice to shareholders prior to making a change from this focus.

To the investor, we offer:

•	an established firm with a positive track record of investing in venture capital-backed companies as further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments and Current Investment Pace” on page S-21 of this prospectus supplement and page [ ] of the accompanying prospectus;
•	a team of professionals, including five full-time members of management, four of whom are designated as Managing Directors: Douglas W. Jamison, Daniel B. Wolfe, Misti Ushio and Alexei A. Andreev, to evaluate and monitor investments. These four professionals collectively have expertise in venture capital investing, intellectual property and BIOLOGY+-related disciplines;
•	access to disruptive science-enabled companies, particularly ones that are enabled by BIOLOGY+ that would otherwise be difficult to access or inaccessible for most current and potential shareholders;
•	an existing portfolio of companies at varying stages of maturity that provide for a potential pipeline of investment returns over time;
•	access to a vehicle that can invest opportunistically in a range of types of securities to take advantage of market inefficiencies;
•	access to venture capital investments in a vehicle that, unlike private venture capital firms, has permanent capital, is transparent and is liquid.

We have demonstrated that we have the ability to discover, diligence, invest, build and realize gains in transformative companies built from disruptive science. We spend a tremendous amount of time with these companies, often playing managerial roles in the earliest stages of their development. Our technical knowledge is important at this stage. Our success in building management teams and focusing on key market opportunities is critical at this stage. As these companies develop, we continue to invest in them, and we invite other investors with complementary skill-sets to invest and add value. In many of these companies, there is a round of capital that has an asymmetrical or outsized return potential compared to other rounds. By being in the companies early, and by recognizing this opportunity, we believe we have the potential to deliver outsized returns even though the investment time period may be long. We also believe we have an investment thesis and an interdisciplinary team that are difficult to replicate and give us a competitive advantage.

We identify investment opportunities primarily through three channels:

•	our involvement in BIOLOGY+-related fields;
•	research institutions, universities, and corporations that seek to transfer their scientific discoveries to the private sector; and
•	referrals from our portfolio companies; and

We review over 300 business opportunities per year, of which:

•	about 30% will qualify for an initial presentation;
•	about 5 – 10% will become the subject of formal due diligence; and
•	less than 2% will be voted upon by our investment team.

BIOLOGY+

Currently, we plan to focus all our efforts on building new companies enabled by our BIOLOGY+ thesis. The slide below identifies five fields within BIOLOGY+ that we are actively involved with and where we are continuing to look for future investment opportunities. A defining feature of our interdisciplinary team and our BIOLOGY+ focus is that many of these companies may intersect other areas of our interest as well.

There are very few people and very few venture capital firms still in existence that have the expertise to find, incubate and build these types of companies. The disruptive science comes from leading laboratories at premier research institutions. It takes time, experience and often partnerships with leading, global scientific companies to bring the technology to market. Our team, with scientific backgrounds in chemistry, biochemical engineering, physics, genetics and material science, is uniquely qualified to identify, diligence and invest in these opportunities.

Investment Opportunity

We believe our portfolio and the areas we are now investing in are positioned well for the critical high growth areas of the next decade and hold the potential to generate outsized returns for our shareholders in the mid and long-term. That said, realizing these returns requires that our portfolio companies and we have access to capital. The number of venture capital firms that invest in companies such as those that we seek to fund have decreased substantially in the past decade. This shift presents opportunities and challenges for us. The opportunities lie in the ability for us to dictate better terms and valuations that may lead to better returns on invested capital than otherwise might be available if the funding environment was more competitive than it is currently. The challenge is that without such capital being available from traditional funding sources and with regulatory and other structural issues in the capital markets that make it more difficult for small companies to access the public markets for capital, we are required to invest more capital than we otherwise may have been required to invest historically. While these challenges are not easy to overcome, we believe the balance of these two factors in terms of the potential for creating value for shareholders is currently weighted to the side of opportunity.

Our ability to raise capital to fund additional investments provides a number of possible benefits to our shareholders, including the following:

•	Greater number of and larger investment opportunities may be available with a larger capital base;
•	Additional capital may reduce our operating expenses per share;
•	Higher market capitalization and greater liquidity may make our common stock more attractive to investors;
•	Our ability to raise additional capital may help reduce or eliminate our stock price discount to net asset value.

Immediate and Substantial Dilution Per Share

Assuming a public offering price of $[    ] per share, purchasers in this offering will experience immediate and substantial dilution in net asset value of approximately $[    ] per share based upon our net asset value per share as of [           ], 201[ ] [ , or $[    ] per share based upon the low point of our unaudited estimated net asset value per share as of [           ], 201[ ]]. See “Dilution” in this prospectus supplement for more information.

[Estimated Net Asset Value

Our [           ], 20[  ] unaudited net asset value per share is estimated to be between $[    ] and $[    ]. On [           ], 20[  ], our valuation committee reviewed and made a determination with respect to the recommended fair value of our portfolio assets as of [           ], 20[  ] in accordance with our valuation policy. Our [           ], 20[  ] net asset value estimate is based on our valuation committee’s recommendation of the fair value of our portfolio investments as well as other factors, including expected operating expenses. We have provided an estimate of our [           ], 20[  ] net asset value per share because our board of directors has not yet determined our actual net asset value as of [           ], 20[  ]. The estimated [decrease/increase] in net asset value per share from [           ], 20[  ] to [           ], 20[  ] is primarily due to [    ]. Our actual net asset value for [           ], 20[  ] will be subject to the final determination by our board of directors. See “Determination of Net Asset Value” and “Risk Factors — Because there is generally no established market in which to value our investments, our Valuation Committee’s value determinations may differ materially from the values that a ready market or third party would attribute to these investments” in the accompanying prospectus.](1)

Our Corporate Information

Our principal office is located at 1450 Broadway, 24th Floor, New York, NY 10018, and our telephone number is 212-582-0900.

Recent Developments

[    ]

[1]	This disclosure may be included to the extent that an offering is conducted following the end of a fiscal quarter, for which we have not made a final determination of net asset value, if and to the extent we have sufficient information available to reliably estimate net asset value for such quarter.

THE RIGHTS OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on [           ], or the record date, one [transferable/non-transferable] right for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for one share of our common stock for every [           ] right[s] held[, which we refer to as the primary subscription right]. [We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of [           ].

[The rights are transferable and will be listed for trading on [the NASDAQ Global Market] under the symbol “[    ]” during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer — Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “The Offer — Over-Subscription Privilege.”]

Purpose of the Offer

Our Board of Directors has determined that it would be in the best interest of the Company and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. This offering will increase the capital available for us to make additional investments. This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our Board of Directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of this rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising stockholders;
•	[the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;]
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on [the NASDAQ Global Market] during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital;

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that this offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained [    ], the dealer manager for this offer, to provide us with financial advisory, marketing, and soliciting services relating to this offer, including advice with respect to the structure, timing, and terms of the offer. In this regard, our Board of Directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed, and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our Board of Directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

[Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until [    ], (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on [the NASDAQ Global Market] under the symbol “[    ].” We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on [the NASDAQ Global Market] may be conducted until close of trading on [    ] on [    ], (or, if the offer is extended, until the extended expiration date). See “The Offer — Sale of Rights.”]

Use of Proceeds

We plan to invest the net proceeds of this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and accompanying prospectus. We expect to invest or reserve for potential follow-on investment the net proceeds of this offering within two years from the completion. The net proceeds of this offering invested after two years will be used only for follow-on investments. Pending investment in portfolio companies, we intend to invest the net proceeds of this offering in time deposits and/or income-producing securities that are issued or guaranteed by the federal government or an agency of the federal government or a government-owned corporation, which may yield less than our operating expense ratio. We may also use the proceeds of this offering for operating expenses, including due diligence expenses on potential investments. Our portfolio companies rarely pay us dividends or interest, and we do not generate enough income from fixed income investments to meet all of our operating expenses. If we pay operating expenses from the proceeds, it will reduce the net proceeds of the offering that we will have available for investment. See “Use of Proceeds.”

Amendments and Termination

We reserve the right to amend the terms and conditions of this offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment. In addition, we may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [    ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If this rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank, or other nominee where your rights are held, or
•	Contact the information agent, [ ], at [ ]. Broker-dealers and nominees may call [ ].

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or
•	If your shares are held in an account with your broker-dealer, trust company, bank, or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

[    ] will act as the subscription agent in connection with this offer.

Information Agent

[    ] will act as the information agent in connection with this offer. You may contact toll-free with questions at [    ]. Broker-dealers and nominees may call [    ].

[Distribution Arrangements

[    ] will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing, and soliciting services equal to [    ]% of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may re-allow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (a) deliver a subscription certificate and payment for shares or (b) cause to be delivered on their behalf a notice of guaranteed delivery.

SUPPLEMENTARY RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and under the section entitled “Risk Factors” beginning on page 17 of the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below and in the accompanying prospectus are not the only risks we face. If any of the adverse events or conditions described below or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment.

Our common stock price may be volatile and may decrease substantially.

The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;
•	investor demand for our shares;
•	significant volatility in the market price and trading volume of securities of regulated investment companies, BDCs or other financial services companies;
•	changes in regulatory policies or tax guidelines with respect to regulated investment companies or BDCs;
•	failure to qualify as a RIC for a particular taxable year, or the loss of RIC status;
•	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations of securities analysts;
•	general economic conditions and trends;
•	fluctuations in the valuation of our portfolio investments;
•	operating performance of companies comparable to us;
•	market sentiment against technology-related companies; and
•	departures of any of the senior investment professionals of Harris & Harris Group.

We will have broad discretion over the use of proceeds of this offering, to the extent it is successful, and will use proceeds in part to satisfy operating expenses.

We will have significant flexibility in applying the proceeds of this offering and may use the net proceeds from this offering in ways with which you may not agree, or for purposes other than those contemplated at the time of this offering. We cannot assure you that we will be able to successfully utilize the proceeds within the timeframe contemplated. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from net proceeds. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of the offering, pending full investment, are used to pay operating expenses. In addition, we can provide you no assurance that the current offering will be successful, or that by increasing the size of our available equity capital our aggregate expenses, and correspondingly, our expense ratio, will be lowered.

The market price of our common stock may decline following this offering and our shares of common stock may trade at discounts from net asset value.

Shares of closed-end investment companies frequently trade at a market price that is less than the net asset value that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. It is not possible to predict whether any shares of common stock or rights will trade at, above, or below net asset value. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after this offering.

[There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

There can be no assurances that an active public market for the rights will develop as a result of the offering of the rights by any selling holder or that, if such a market develops, it will be maintained. [The rights will be listed on [the NASDAQ Global Market] under the symbol “[    ].”] Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities, the performance of our common stock (including the requirement that we suspend the offering under certain circumstances), and our ability to terminate the offering of the rights if the subscription price is less than [    ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC.]

We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [    ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”

[Insert any additional relevant risk factors not included in the base prospectus.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. The percentages included in the table reflect our net assets as of [           ], 201[ ], as adjusted to reflect completion of this offering. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “you,” “Harris & Harris Group,” or “us” or that “we” or “Harris & Harris Group” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in Harris & Harris Group, Inc.

Stockholder transaction expenses:
Sales load(1) (as a percentage of offering price)	[ ]%
Offering expenses borne by common stockholders (as a percentage of offering price)	[ ]%(2)
Total stockholder transaction expenses (as a percentage of offering price)	[ ]%
Annual expenses (as a percentage of net assets attributable to common stock)(9):
Other Expenses	[ ]%(3)
Salaries and Benefits	[ ]%(4)
Administration and Operations	[ ]%(5)
Professional Fees	[ ]%(6)
Acquired fund fees and expenses	[ ]%(7)
Interests and fees paid in connection with borrowed funds	[ ]%(8)
Total annual expenses (estimated)	[ ]%

(1)	Represents the commission with respect to shares sold in this offering.
(2)	Amount reflects estimated offering expenses of approximately $[ ].
(3)	“Other Expenses” ($[ ]) are based upon estimates for the 12 months following completion of this offering.
(4)	“Salaries and Benefits” includes non-cash, stock-based compensation expenses. We do not have an investment adviser and are internally managed by our executive officers under the supervision of our Board of Directors. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.
(5)	“Administration and Operations” includes expenses incurred for administration, operations, rent, directors’ fees and expenses, depreciation and custodian fees.
(6)	“Professional Fees” includes legal and accounting expenses.
(7)	Amount reflects our estimated expenses for the 12 months following completion of this offering relating to the temporary investment of proceeds from this offering in money market funds pending our investment of such proceeds in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus.
(8)	“Interest and fees paid in connection with borrowed funds” represents interest and fee payments on borrowed funds incurred for the year ended [ ], 20[ ]. This percentage for the year ended [ ], 20[ ] was [ ]%.
(9)	The “net assets attributable to common stock” used to calculate the percentages in this table is our net assets of $[ ] at [ ], 20[ ].

EXAMPLE

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in us. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. See Note [  ] below for additional information regarding certain assumptions regarding our level of leverage subsequent to this offering.

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

*	This example includes non-cash, stock-based compensation. Excluding the non-cash, stock-based compensation, you would pay expenses of $[ ] in 1 year, $[ ] in 3 years, $[ ] in 5 years and $[ ] in 10 years, on a $1,000 investment, assuming a 5% return.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in us will bear directly or indirectly. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of our common stock. The above example should not be considered a representation of future expenses. Actual expenses and annual rates of return may be more or less than those assumed for purposes of the example.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Harris & Harris Group, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;
•	our business prospects and the prospects of our portfolio companies;
•	the impact of investments that we expect to make;
•	our contractual arrangements and relationships with third parties;
•	the dependence of our future success on the general economy and its impact on the industries in which we invest;
•	the ability of our portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our cash resources and working capital; and
•	the timing of cash flows, if any, from the operations and/or monetization of our positions in our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our equity investments in such portfolio companies,
•	an economic downturn could disproportionately impact the market sectors in which a significant portion of our portfolio is concentrated, causing us to suffer losses in our portfolio,
•	an inability to access the equity markets could impair our investment activities,
•	interest rate volatility could adversely affect our results, particularly if we opt to use leverage as part of our investment strategy, and
•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” beginning on page 17 of the accompanying prospectus and in the section entitled “Supplementary Risk Factors” in this prospectus supplement. You should not place undue reliance on these forward-looking statements, which apply only as of the dates of this prospectus supplement and the accompanying prospectus, respectively. We assume no obligation to update any such forward-looking statements.

We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Securities Exchange Act of 1934, as amended, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus and the accompanying prospectus supplement, if any.

CAPITALIZATION

The following table sets forth:

•	our actual cash and capitalization as of [ ], 201[ ]; and
•	on an as-adjusted basis to reflect the sale of shares of our common stock in this offering assuming all rights are exercised at the estimated subscription price of $[ ] and our receipt of the estimated net proceeds from the sale.

This table should be read in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of [ ], 20[ ]
	Actual	As Adjusted
	(in thousands)	(in thousands)
Assets:
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit Facility	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Net Assets:
Common stock, par value $0.01 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$
[Preferred Stock, par value $0.10 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$ ]
Capital in excess of par value		$
Net realized gains on investments		$
Net unrealized appreciation on investments		$
(Distributions in excess of) undistributed net investment income		$
Total Net Assets		$
Total Capitalization

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “TINY.”

The following table sets forth for the quarters indicated, the high and low sale prices on the Nasdaq Global Market per share of our common stock and the net asset value and the premium or discount from net asset value per share at which the shares of common stock were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

Quarter Ended	Market Price		Net Asset Value (end of period)(1)		Premium or (Discount) As % of NAV(2)
	High	Low			High	Low
March 31, 2013	$3.94	$3.35	$4.11		(4.1)%	(18.5)%
June 30, 2013	3.70	3.01	4.24		(12.7)%	(29.0)%
September 30, 2013	3.23	2.95	4.18		(22.7)%	(29.4)%
December 31, 2013	3.26	2.95	3.93		(17.0)%	(24.9)%
March 31, 2014	$3.94	$2.83	$3.73		5.6%	(24.1)%
June 30, 2014	3.91	3.12	3.87		1.0%	(19.4)%
September 30, 2014	3.43	2.90	3.85		(10.9)%	(24.7)%
December 31, 2014	3.09	2.51	3.51		(12.0)%	(28.5)%
March 31, 2015	$3.85	$2.86	$3.39		13.6%	(15.6)%
April 1, 2015 through [ ], 2015	[ ]	[ ]		*	*	*

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAV per share figures shown are based on outstanding shares at the end of each period.
(2)	Calculated as the respective high or low sales price less NAV per share, divided by NAV per share.
*	Not determinable as of the date of this prospectus.

On [           ], 201[ ], the last reported sales price of our common stock was $[    ] per share. As of [           ], 20[  ], we had [    ] stockholders of record.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at premiums that are unsustainable over the long term or at a discount from net asset value are separate and distinct from the risk that our net asset value will decrease. Since our initial public offering in 1983, our shares of common stock have traded at both a discount and a premium to the net assets attributable to those shares. [As of [           ], 201[ ], our shares of common stock traded at a discount equal to approximately [    ]% of the net assets attributable to those shares based upon our $[    ] NAV per share as of [           ], 20[  ].] It is not possible to predict whether the securities offered hereby will trade at, above, or below net asset value.

The timing and amount of our dividends, if any, will be determined by our Board of Directors. Any dividends to our shareholders will be declared out of assets legally available for distribution. We intend to focus on making capital gains-based investments from which we will derive primarily capital gains. As a consequence, we do not anticipate that we will pay dividends on a quarterly basis or become a predictable distributor of dividends, and we expect that our dividends, if any, will be much less consistent than the dividends of other BDCs that primarily make debt investments. However, if there are earnings or realized capital gains to be distributed, we intent to declare and pay a dividend at least annually.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of [    ] shares of our common stock sold at the subscription price of [    ] in this offering will be approximately $[    ] million, after deducting dealer manager fees of approximately $[    ] and other expenses related to this offer payable by us estimated at approximately $[    ]. There can be no assurance that all the rights will be exercised in full.

We plan to invest the net proceeds from this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus. We expect to invest or reserve for potential follow-on investment the net proceeds of any offering within two years from the completion of such offering. The net proceeds of this offering invested after two years will only be used for follow-on investments. Pending investment in portfolio companies, we intend to invest the net proceeds of any offering of our securities in time deposits and/or income-producing securities that are issued or guaranteed by the federal government or an agency of the federal government or a government-owned corporation, which may yield less than our operating expense ratio. We may also use the proceeds of this offering for operating expenses, including due diligence expenses on potential investments. Our portfolio companies rarely pay us dividends or interest, and we do not generate enough income from fixed income investments to meet all of our operating expenses. If we pay operating expenses from the proceeds, it will reduce the net proceeds of the offering that we will have available for investment. We cannot assure you we will achieve our targeted investment pace. Pending such investments, we will invest the net proceeds of any such offering primarily in cash, cash equivalents, U.S. government securities and other high-quality debt investments. See “Use of Proceeds” in the accompanying prospectus.

DILUTION

As of [           ], 20[  ] our net asset value was $[    ], or $[    ] per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $[    ] per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $[    ] million, or approximately $[    ] per share, representing an immediate dilution of approximately $[    ] per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $[    ] per share:

As of [ ], 201[ ]
	Actual		As Adjusted
Net asset value per common share	$	[ ]	$	[ ]

	Months Ended [ ]
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)	$(2)
Net decrease in net assets resulting from operations per common share		$(1)	$(2)
Distributions per common share	$		$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is [ ].
(2)	Assumes that on [ ], 201[ ], the beginning of the indicated period, (a) all rights were exercised at the estimated subscription price of $[ ] per share and (b) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

SELECTED FINANCIAL AND OTHER DATA

The selected financial and other data below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and in the accompanying prospectus. Financial information at and for the fiscal years ended [December 31, 2014, 2013, 2012, 2011 and 2010] is derived from our financial statements that were audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Historical data is not necessarily indicative of the results to be expected for any future period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and in the accompanying prospectus for more information.

[Insert selected financial data]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Supplementary Risk Factors” and “Forward-Looking Statements and Projections” appearing elsewhere in this prospectus supplement and under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus.

[Insert from most recent periodic filing]

THE OFFER

Purpose of the Offer

Our Board of Directors has determined that it would be in the best interests of the Company and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our Board of Directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising stockholders;
•	[the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;]
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on [the NASDAQ Global Market] during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;
•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered.

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained [    ], the dealer manager for this offering, to provide us with financial advisory, marketing, and soliciting services relating to this offer, including advice with respect to the structure, timing, and terms of the offer. In this regard, our Board of Directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed, and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our Board of Directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately [    ] shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every [    ] right[s] held [, which we refer to as the primary subscription right]. Rights may be exercised at any time during the subscription period, which commences on [           ], 201[ ], the record date, and ends at 5:00 p.m., New York City Time, on [           ], 201[ ], the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on [the NASDAQ Global Market] under the symbol “[    ]” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on [the NASDAQ Global Market] under the symbol “[    ].” The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “— Foreign Stockholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of [    ].

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “— Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks, or others whose shares are held of record by Cede & Co., or “Cede,” or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to ensure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position Total Record Date Position of All Over-Subscribers	× Remaining Shares

Any rights holder, other than a record date stockholder, who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights
Ownership as of the Expiration Date

Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege	× Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees, and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with this offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be [    ], (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $[    ] per share.] See “— Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at 5:00 p.m., New York City time, on [           ], 201[ ], the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our Board of Directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our Board of Directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on [the NASDAQ Global Market] at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on [the NASDAQ Global Market] or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our Board of Directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise, or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Amendments and Waivers; Termination

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form, and eligibility (including times of receipt, beneficial ownership, and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional, or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [    ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

Information Agent

[    ] will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $[    ] plus reimbursement of all out-of-pocket expenses related to the offering. [    ] can be contacted at the below address:

[insert address of information agent here]

Subscription Agent

[    ] will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing, and other services a fee estimated to be approximately $[    ], plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at [    ]. We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “— Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate

Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange, or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight/Express Mail):

By Overnight Delivery:

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

[insert address of information agent here]

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on [    ] under the symbol “[    ]” subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on [    ] is expected to be conducted beginning on or about [           ], 201[ ], and continuing until [           ], 201[ ] (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before [           ], 201[ ] (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees, or expenses will be paid by us, the subscription agent, or the dealer manager.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company, or “DTC.” Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “— Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee, or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “— Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “— Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer, or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “— Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees, or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “— Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership), and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional, or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $[ ] per share [([ ]% of $[ ], the last reported sale price of a share on [ ] on [ ], 201[ ])]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.
(2)	A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (a) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on [ ], 201[ ] (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to Harris & Harris Group, Inc. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within [    ] business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share price and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery, or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form, and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “— Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are U.S. persons within the meaning of the Code, and does not address any foreign, state, or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisers regarding specific questions as to foreign, federal, state, or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

[    ], which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing, and soliciting services equal to [    ]% of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $[    ] for its expenses incurred in connection with this offer.

The dealer manager will re-allow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to [    ]% of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, gross negligence, or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares, and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of [    ] days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is [    ].

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority.]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory, and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [    ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [    ] and [    ] and for each of the years then ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities being offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information is also available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements from most recent quarter]

$[    ]

Harris & Harris Group, Inc.

Subscription Rights

[PRELIMINARY] PROSPECTUS SUPPLEMENT

[        ], 201[ ]